Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”), dated December 14, 2022 (the “Effective Date”), is by and among Rocky Mountain Chocolate Factory, Inc. (“RMCF,” “Plaintiff,” or the “Company”), Bradley L. Radoff (“Radoff”), Andrew T. Berger (“Berger”), AB Value Partners, LP (“AB Value Partners”), AB Value Management LLC (“AB Value Management” and, together with AB Value Partners, “AB Value”), and Mary Bradley (“Bradley”) (each a “Party” and, collectively, the “Parties”). Radoff and AB Value are collectively referred to herein as the “ABV-Radoff Defendants.” The ABV-Radoff Defendants, Berger, and Bradley are collectively referred to herein as “Defendants.”

RECITALS

WHEREAS the Company held its 2021 Annual Stockholders’ Meeting on October 6, 2021 (the “2021 Annual Meeting”);

WHEREAS AB Value filed a lawsuit on or about September 23, 2021, in the Court of Chancery of the State of Delaware, Case No. 2021-0819, against Bryan J. Merryman (“Merryman”), Rahul Mewawalla (“Mewawalla”), Franklin E. Crail (“Crail”), Brett P. Seabert (“Seabert”), and Jeffrey R. Geygan (“Geygan” and, together with Merryman, Mewawalla, Crail, and Seabert, the “2021 Defendant Directors”) and the Company, alleging wrongdoing regarding the 2021 Annual Meeting (the “2021 Lawsuit”);

WHEREAS the Company has moved to dismiss the 2021 Lawsuit;

WHEREAS on August 13, 2022, the Company and the ABV-Radoff Defendants entered into a “Cooperation Agreement”;

WHEREAS on August 15, 2022, the Company’s attorneys provided the ABV-Radoff Defendants with notice alleging that the Company believed it had been fraudulently induced into executing the Cooperation Agreement and that the Cooperation Agreement was therefore null and void;

WHEREAS the Company held its 2022 Annual Stockholders’ Meeting on August 18, 2022;

WHEREAS the Company filed a lawsuit on September 28, 2022, in the Court of Chancery of the State of Delaware, Case No. 2022-0866, against Defendants, alleging wrongdoing regarding Defendants’ 2022 proxy campaign and the Cooperation Agreement (the “2022 Lawsuit”);

WHEREAS Defendants have moved to dismiss the 2022 Lawsuit;

WHEREAS the Parties wish to resolve all claims between them in accordance with the terms and conditions contained herein and without any admission or determination of culpability;

NOW, THEREFORE in consideration of, and reliance upon, the promises, representations, mutual covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Board Representation and Board Matters

(a)	The Company and each of the ABV-Radoff Defendants agree as follows:

i.    [Intentionally Deleted.]

ii.    the ABV-Radoff Defendants, by the ABV-Radoff Defendants Representative (as defined below), may together designate a female director candidate (the “New Director”) with at least 5 years of fast-moving consumer goods franchise operational experience and 3 years of prior public company board experience who qualifies as an independent director under Rule 5605 of the Nasdaq Listing Rules (the “Applicable Criteria”). Subject to the Company’s board of director’s (“Board”) reasonable approval of the New Director (such approval not to be unreasonably withheld), the Board shall take all action necessary to appoint the New Director to serve as a member of the Board with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) within ten (10) business days following the New Director’s satisfactory completion of the requirements of Section 1(b);

iii.    if during the Standstill Period (as defined below), the New Director is unable to serve on the Board for any reason or the Board determines, in the good faith exercise of the directors’ fiduciary duties, to not nominate her for election at the 2023 Annual Meeting and/or the 2024 annual meeting of stockholders (“2024 Annual Meeting”), the ABV-Radoff Defendants shall be entitled to identify a replacement female director candidate who meets the Applicable Criteria (any such director appointed to the Board in connection with such replacement right, a “Replacement Director”) and who is reasonably acceptable to the Nominating Committee of the Board and the Board (such acceptance not to be unreasonably withheld, and subject to such Replacement Director providing the items and information set forth in Section 1(b) of this Agreement), and such Replacement Director shall be appointed to the Board. It being understood, for the avoidance of doubt, that such Replacement Director shall thereafter be deemed the “New Director” for the purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement applicable to the replaced director prior to such person ceasing to be a director, and such person shall be (i) appointed to the Board to serve the unexpired term, if any, of such replaced director, and (ii) appointed to serve on all applicable committees on which such replaced director was a member immediately prior to such director’s resignation or removal, subject to (i) the Board’s reasonable approval (such approval not to be unreasonably withheld), and (ii) the Nasdaq Listing Rules and applicable law. Any Replacement Director designated pursuant to this Section 1(a)(iii) prior to the mailing of the Company’s definitive proxy statement for the 2023 Annual Meeting shall stand for election at the 2023 Annual Meeting. Any Replacement Director designated pursuant to this Section 1(a)(iii) after the 2023 Annual Meeting and prior to the mailing of the Company’s definitive proxy statement for the 2024 Annual Meeting shall stand for election at the 2024 Annual Meeting together with the Company’s other director nominees;

iv.    promptly following the appointment of the New Director to the Board, the Board shall take the necessary steps to appoint the New Director to the Company’s Nominating and Corporate Governance Committee and its Audit Committee, subject to (i) the Board’s reasonable approval (such approval not to be unreasonably withheld), and (ii) the New Director’s qualification to serve on such committee(s) under the Nasdaq Listing Rules and the applicable U.S. Securities and Exchange Commission (“SEC”) rules and regulations, and the New Director shall serve on these committees for so long as the New Director serves as a member of the Board and remains qualified to serve on such committee(s) under the Nasdaq Listing Rules and the applicable SEC rules and regulations;

v.    following the appointment of the New Director, the New Director shall have the same rights and limitations with respect to those rights, as any other director with respect to attending meetings of, or receiving information provided to, any Board committees on which the New Director is not appointed;

vi.    the Parties agree that the Board’s power to determine the number of directors and increase or decrease the number of directors is not limited by this Agreement other than the Company must cause the number of directors to be sufficient to permit the appointment of the New Director at the time required in Section 1(a)(ii) above and, subject to Section 1(b) below, the election of the New Director at the 2023 Annual Meeting and the 2024 Annual Meeting; and

vii.    the Company agrees to nominate the New Director for election at the 2023 Annual Meeting and the 2024 Annual Meeting and use its reasonable efforts to cause the election of the New Director at such meetings (including, but not limited to, soliciting on behalf of the New Director and recommending that the Company’s stockholders vote in favor of the election of the New Director) and otherwise supporting the election of the New Director in a manner no less rigorous and favorable than the manner in which the Company supports, and has historically supported, its other nominees in the aggregate.

(b)          As a condition to the New Director’s appointment as a director of the Company pursuant to Section 1(a)(ii), the New Director shall

(i)    meet the Applicable Criteria,

(ii)    have provided to the Company a completed and executed D&O questionnaire (substantially in the form completed by the Company’s incumbent, non-management directors and in the form previously provided to the ABV-Radoff Defendants by the Company), and (iii) have provided to the Company an executed consent from the New Director to be named as a nominee in the Company’s proxy statement(s) and to serve as a director if so elected. As a further condition to the New Director’s appointment as a director of the Company pursuant to Section 1(a)(ii), the New Director shall, as promptly as practicable upon request of the Company, provide (i) any information required to be or customarily disclosed for all applicable directors and candidates for directors in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (ii) reasonable information in connection with assessing eligibility, independence, and other criteria applicable to all directors or satisfying compliance and legal obligations applicable to all directors, and (iii) such other information as reasonably requested by the Company from time to time with respect to the ABV-Radoff Defendants or the New Director as required to be provided under the Company’s Amended and Restated Certificate of Incorporation and Bylaws (as defined below), as each may be amended from time to time (together, the “Company Organizational Documents”).

(c)         Each Party acknowledges that the New Director must, at all times while serving as a member of the Board, comply with all policies, procedures, processes, codes, rules, standards, and guidelines applicable to all Board members, including, without limitation, the Company’s Code of Conduct, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies, and other corporate governance policies (each, a “Policy”) and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that it will not amend any Policy or the Company Organizational Documents or take any other similar action for the express purpose of disqualifying the New Director from service on the Board. The Company agrees to indemnify, compensate, and reimburse the New Director in the same manner as other directors are indemnified, compensated, and reimbursed in connection with their service on the Board or any committee thereof.

2.	Voting Commitment

During the Standstill Period, each of the ABV-Radoff Defendants shall cause all shares of common stock of the Company, par value $0.001 (the “Common Stock”), that it Beneficially Owns, or is Beneficially Owned by any of their Affiliates or Associates over which it exercises or has voting authority, to be present for quorum purposes and to be voted as recommended by the Board on each matter to be voted on at any meetings of stockholders or at any adjournments or postponements thereof during the Standstill Period, including, without limitation, with respect to the election of directors; provided, however, that notwithstanding anything herein to the contrary, with respect to (a) any proposal relating to an Extraordinary Transaction (as defined herein), (b) stockholder proposed amendments to the Company Organizational Documents that limit stockholder votes, or (c) other than the election of directors, matters on which Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC have made recommendations that differ from any recommendation of the Board, each of the ABV-Radoff Defendants and their Affiliates and Associates may vote their shares of Common Stock in the sole discretion of such ABV-Radoff Defendant or their Affiliates or Associates, as applicable.

No fewer than three (3) business days prior to any meeting of stockholders during the Standstill Period, including any adjournments or postponements thereof, each of the ABV-Radoff Defendants shall deliver to the Company sufficient evidence that it has voted all shares of Common Stock that it Beneficially Owns, or is Beneficially Owned by any of their Affiliates or Associates over which it exercises or has voting authority, consistent with this Section 2.

3.	No Litigation

(a)    Each Defendant covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of his, her or its Affiliates or Associates, or Representatives acting on his, her or its behalf, to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative, or regulatory body (collectively, a “Legal Proceeding”) against the Company or any of its Affiliates, Associates, or Representatives; provided, however, that the foregoing shall not prevent any Defendant or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes (collectively, a “Legal Requirement”) in connection with any Legal Proceeding if: (i) such Legal Proceeding has not been initiated by, or on behalf of, or with the knowing material assistance of, any of the ABV-Radoff Defendants or any of their Affiliates, Associates, or Representatives; or (ii) the Company has Materially Breached (as defined herein) this Agreement; provided, further, that in the event that any of the Defendants or any of his, her or its Affiliates, Associates, or Representatives receives such Legal Requirement, such Defendant shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company. Notwithstanding the foregoing, nothing in this Section 3(a) shall prevent or restrict any Defendant from enforcing the terms of this Agreement.

(b)    The Company covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Affiliates or Associates, or Representatives acting on its behalf, to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any Defendant or any Defendant’s Affiliates, Associates or Representatives; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if: (i) such Legal Proceeding has not been initiated by, or on behalf of, or with the knowing material assistance of, the Company or any of its Affiliates, Associates, or Representatives; or (ii) a Defendant has Materially Breached this Agreement; provided, further, that in the event that the Company or any of its Representatives receives such Legal Requirement, the Company shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Defendants. Notwithstanding the foregoing, nothing in this Section 3(b) shall prevent or restrict the Company from enforcing the terms of this Agreement.

(c)    AB Value, as well as its current, former, and future Affiliates, Associates, partners, managers, affiliates, subsidiaries, parents, officers, directors, owners, representatives, agents, attorneys, trustees, successors, and assigns (collectively, the “ABV Releasors”), in consideration of the terms agreed to in this Agreement, hereby fully releases and discharges the Company, Merryman, Mewawalla, Crail, Seabert, and Geygan (each as defined herein), and each of their respective Affiliates, Associates, and Representatives, from all actions, liabilities, proceedings, obligations, losses, costs, expenses, incidental damages, consequential damages, fines, penalties, charges, fees, awards, attorneys’ fees or expenses, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, liens, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, and/or equity, whether known or unknown, which the ABV Releasors ever had, now have, have asserted, or could have asserted, from the beginning of time to the date of this Agreement (the “ABV Released Claims”).

(d)    AB Value, on behalf of the ABV Releasors, represents and warrants that the ABV Releasors have not and will not solicit any person or entity to bring, or assist or participate in bringing, any action or proceeding, judicial or otherwise, related to or arising out of the ABV Released Claims.

(e)    Berger, as well as his current, former, and future Affiliates, Associates, partners, managers, affiliates, subsidiaries, parents, officers, directors, owners, representatives, agents, attorneys, trustees, successors, and assigns (collectively, the “Berger Releasors”), in consideration of the terms agreed to in this Agreement, hereby fully releases and discharges the Company, Merryman, Mewawalla, Crail, Seabert, and Geygan, and each of their respective Affiliates, Associates, and Representatives, from all actions, liabilities, proceedings, obligations, losses, costs, expenses, incidental damages, consequential damages, fines, penalties, charges, fees, awards, attorneys’ fees or expenses, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, liens, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, and/or equity, whether known or unknown, which the Berger Releasors ever had, now have, have asserted, or could have asserted, from the beginning of time to the date of this Agreement (the “Berger Released Claims”).

(f)    Berger, on behalf of the Berger Releasors, represents and warrants that the Berger Releasors have not and will not solicit any person or entity to bring, or assist or participate in bringing, any action or proceeding, judicial or otherwise, related to or arising out of the Berger Released Claims.

(g)    Radoff, as well as his current, former, and future Affiliates, Associates, representatives, agents, attorneys, trustees, successors, and assigns (collectively, the “Radoff Releasors”), in consideration of the terms agreed to in this Agreement and except as otherwise set forth herein, hereby fully releases and discharges the Company, Merryman, Mewawalla, Crail, Seabert, and Geygan, and each of their respective Affiliates, Associates, and Representatives, from all actions, liabilities, proceedings, obligations, losses, costs, expenses, incidental damages, consequential damages, fines, penalties, charges, fees, awards, attorneys’ fees or expenses, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, liens, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, and/or equity, whether known or unknown, which the Radoff Releasors ever had, now have, have asserted, or could have asserted, from the beginning of time to the date of this Agreement (the “Radoff Released Claims”).

(h)    Radoff, on behalf of the Radoff Releasors, represents and warrants that the Radoff Releasors have not and will not solicit any person or entity to bring, or assist or participate in bringing, any action or proceeding, judicial or otherwise, related to or arising out of the Radoff Released Claims.

(i)    Bradley, as well as her current, former, and future Affiliates, Associates, representatives, agents, attorneys, trustees, successors, and assigns (collectively, the “Bradley Releasors”), in consideration of the terms agreed to in this Agreement, hereby fully releases and discharges the Company, Merryman, Mewawalla, Crail, Seabert, and Geygan, and each of their respective Affiliates, Associates, and Representatives, from all actions, liabilities, proceedings, obligations, losses, costs, expenses, incidental damages, consequential damages, fines, penalties, charges, fees, awards, attorneys’ fees or expenses, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, liens, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, and/or equity, whether known or unknown, which the Bradley Releasors ever had, now have, have asserted, or could have asserted, from the beginning of time to the date of this Agreement (the “Bradley Released Claims”).

(j)    Bradley, on behalf of the Bradley Releasors, represents and warrants that the Bradley Releasors have not and will not solicit any person or entity to bring, or assist or participate in bringing, any action or proceeding, judicial or otherwise, related to or arising out of the Bradley Released Claims.

(k)    The Company, as well as its current, former, and future Affiliates, Associates, partners, managers, affiliates, subsidiaries, parents, officers, directors, owners, representatives, agents, attorneys, trustees, successors, and assigns (collectively, the “Company Releasors”), in consideration of the terms agreed to in this Agreement, hereby fully releases and discharges AB Value, Berger, Radoff, and Bradley, and each of their respective Affiliates, Associates, and Representatives, from all actions, liabilities, proceedings, obligations, losses, costs, expenses, incidental damages, consequential damages, fines, penalties, charges, fees, awards, attorneys’ fees or expenses, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, liens, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, and/or equity, whether known or unknown, which the Company Releasors ever had, now have, have asserted, or could have asserted, from the beginning of time to the date of this Agreement, (the “Company Released Claims”).

(l)    The Company, on behalf of the Company Releasors, represents and warrants that the Company Releasors have not and will not solicit any person or entity to bring, or assist or participate in bringing, any action or proceeding, judicial or otherwise, related to or arising out of the Company Released Claims.

(m)    Notwithstanding the foregoing provisions of this Section 3 or anything to contrary contained elsewhere in this Agreement, each of the ABV Released Claims, the Berger Released Claims, the Company Released Claims, and the Radoff Released Claims shall not include (i) the delivery of that certain demand for books and records and other materials pursuant to Section 220 of the General Corporation Law of the State of Delaware (“DGCL”) by Radoff to the Company dated November 9, 2022 (the “November Demand”) or (ii) any claims, counterclaims, causes of action, defenses, or other rights or obligations related to or arising from the November Demand.

(n)    The Parties agree that the Cooperation Agreement is rescinded, null, void, and unenforceable.

(o)    Counsel for the Parties shall execute the Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit “A”. Counsel for AB Value shall file the Stipulation of Dismissal with Prejudice in the 2021 Lawsuit promptly after the Agreement is fully executed.

(p)         Counsel for all Parties shall execute the Stipulation of Dismissal with Prejudice in the form attached hereto as Exhibit “B”. Counsel for the Company shall file the Stipulation of Dismissal with Prejudice in the 2022 Lawsuit promptly after the Agreement is fully executed.

(q)         This Agreement is not and shall not constitute, nor be interpreted, construed, or used as evidence of, any admission of liability, wrongdoing, or fact of any kind by any Party, and such liability is expressly denied by each Party. This Agreement is entered into solely to avoid the expense and inconvenience of litigating the Parties’ disputes.

4.	Standstill

(a)         For purposes of this Agreement, the “Standstill Period” shall mean the period commencing on the Effective Date and ending on the date that is forty-five (45) days prior to the beginning of the Company’s advance notice period for the nomination of directors at the Company’s 2025 annual meeting of stockholders as set forth in Section 2.3 of the Bylaws. Notwithstanding anything to the contrary in this Agreement, the Company agrees that during the Standstill Period and for so long as the New Director is serving on the Board, the Board shall promptly notify the ABV-Radoff Defendants in writing of any decision not to nominate the current New Director for re-election to allow the ABV-Radoff Defendants to designate a Replacement Director in accordance with this Agreement.

(b)         Each of the ABV-Radoff Defendants agrees that, during the Standstill Period, it shall not (unless specifically consented to in writing by the Company, acting through a resolution of a majority of the Company’s directors), directly or indirectly, and agrees to cause their Affiliates and Associates, to not, directly or indirectly, in any manner:

i.    (A) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but without regard to the exclusion set forth in Rule 14a- 1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, (B) encourage or influence any person other than any such ABV-Radoff Defendant’s Affiliate or Associate with respect to the voting of any Voting Securities (as defined herein) for the election of individuals to the Board or to approve stockholder proposals (including by initiating, encouraging or participating in any “withhold” or similar campaign), (C) conduct any type of binding or nonbinding referendum with respect to any Voting Securities of the Company, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined in the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent, or (D) make, nominate, or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) or any “nominee” (as defined in Section 2.3(c)(i) of the Bylaws) or “Access Nominee” (as defined in the Section 2.13(a)(i) of the Bylaws);

ii.    form, join, encourage, influence, advise, or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of certain or all of the Defendants, their Affiliates and Associates and the New Director) with respect to any Voting Securities or otherwise in any manner agree, attempt, seek, or propose to deposit any Voting Securities in any voting trust or similar arrangement (including lending any Voting Securities to any person for the purpose of allowing such person to vote such Voting Securities in connection with any stockholder vote of the Company), or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent, or other authority to vote), except as expressly permitted by this Agreement;

iii.    acquire, offer, or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender, or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate, or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company, or any rights decoupled from the underlying securities of the Company that would result in either AB Value (together with the its Affiliates and Associates) owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in 10.0% or more of Common Stock outstanding at such time or Radoff (together with his Affiliates and Associates) owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in 12.5% or more of Common Stock outstanding at such time; provided, however, that nothing herein will require Common Stock to be sold to the extent that AB Value, Radoff or either of their Affiliates or Associates, collectively, exceed the ownership limit under this clause (iii) as the result of a share repurchase or other Company action that reduces the number of outstanding shares of Common Stock;

iv.    other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer, or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by any ABV-Radoff Defendant to any person or entity other than the Company or the ABV-Radoff Defendants (a “Third Party”) that, to the ABV-Radoff Defendants’ knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling, or otherwise having any Beneficial Ownership or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, or would increase the Beneficial Ownership or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a Beneficial Ownership or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, it being understood that Section 4(b)(vi) and not this Section 4(b)(iv) shall govern with respect to any Extraordinary Transaction (as defined herein);

v.    arrange, or in any way participate in, any financing for the purchase by any Third Party of securities of the Company or assets or businesses of the Company or any of its Affiliates without the prior written consent of the Company or its Affiliates, as applicable;

vi.    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer, or propose to effect or participate in, any tender or exchange offer, merger, consolidation, going private transaction, acquisition, sale of all or substantially all assets or sale, spinoff, split off, or other similar separation of one (1) or more business units, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate, or support any other Third Party in any such activity; provided, however, that nothing in this Section 4 shall preclude the tender (or action not to tender) by any of the ABV-Radoff Defendants or any of their Affiliates or Associates of any securities of the Company into any tender or exchange offer or vote for or against any transaction by any of the ABV-Radoff Defendants or any of their Affiliates or Associates of any securities of the Company with respect to any Extraordinary Transaction, in each case provided such offer or transaction was not made or initiated by any of the ABV-Radoff Defendants or any of their Affiliates or Associates;

vii.    engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

viii.    (A) call or request the calling of any meeting of stockholders of the Company, including by written consent, (B) publicly seek representation on, or nominate any candidate to, the Board, except as expressly set forth in this Agreement, (C) publicly seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise to act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) present information adverse to the Company at any annual meeting or any special meeting of the Company’s stockholders, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

ix.    take any public action, or private action involving any Third Party, in support of or make any public proposal, or private proposal involving any Third Party, or public request, or private request involving any Third Party, that constitutes: (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors or to fill any vacancies on the Board, except as expressly set forth in this Agreement; (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs, and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business, or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company Organizational Documents, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. Notwithstanding the foregoing, in no way shall any of the ABV-Radoff Defendants be prevented from taking any private action in support of or making any private proposal or private request under the foregoing subclauses (A)-(F) above that is limited to private actions, proposals, or requests through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party;

x.    make any public disclosure, announcement, or statement regarding any intent, purpose, arrangement, plan, or proposal with respect to the Board, the Company, its management, policies, or affairs, any of its securities or assets, or this Agreement that is inconsistent with the provisions of this Agreement;

xi.    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors;

xii.    take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing, or publicly seek or request permission to do any of the foregoing;

xiii.    enter into any discussions, negotiations, agreements, or understandings with any Third Party to take or otherwise participate with any Third Party in any action or cause any action with respect to any of the foregoing, or advise, assist, facilitate, finance, knowingly encourage, seek to persuade any Third Party to take any action, or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

xiv.    make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Section 4 or for the Board to specifically invite any of the ABV-Radoff Defendants to take any actions prohibited by the terms of this Section 4, in each case, other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party.

The foregoing subclauses (i)-(xiv) of this Section 4(b) shall not be deemed to prohibit any of the ABV-Radoff Defendants or their Representatives from (X) communicating privately regarding or privately advocating in favor of or against any of the matters described in subclauses (i)-(xiv) of this Section 4(b) with, or (Y) privately requesting a waiver of any of the foregoing provisions of subclauses (i)-(xiv) of this Section 4(b) from the Company’s directors or officers, so long as such communications, advocacy or requests described in clauses (X) or (Y) are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, advocacy, or requests. Further, subclause (xi) of this Section 4(b) shall not be deemed to prohibit any of the ABV-Radoff Defendants or their Representatives from taking any action(s) in connection with or related to or arising out of the November Demand.

(c)         Notwithstanding anything to the contrary contained elsewhere in this Section 4, the provisions of this Section 4 shall not prevent any of the ABV-Radoff Defendants or their Affiliates or Associates from freely voting its shares of Common Stock; provided that each of the ABV-Radoff Defendants complies with its obligations set forth in Section 2 of this Agreement.

(d)         Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 4 shall prohibit any of the ABV-Radoff Defendants or their Affiliates or Associates from (i) commenting publicly about any publicly disclosed Third Party proposal to acquire the Company so long as such ABV-Radoff Defendant has shared its views privately with the Company prior to making such public comments or (ii) having reasonable access to and participating in the Company’s earnings calls, investor calls or investor meetings, in the case of each of clause (i) and (ii), so long as such Party does not violate Section 5(b) of this Agreement.

5.	Mutual Non-Disparagement

(a)         During the Standstill Period, neither the Company nor any of its Affiliates or Associates, shall in any manner, directly or indirectly, in any capacity or manner, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or public announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts, or other persons, that constitutes an ad hominem attack on or otherwise disparages, defames, libels, or slanders the New Director, any of the Defendants or any Defendant’s Affiliates or Associates, or any of their respective successors or current or former members, partners, officers, directors or employees (it being understood and agreed that the restrictions in this Section 5(a) shall not apply to any member of the Board based upon discussions solely among other members of the Board and/or management of the Company); provided, that the limitations set forth in this Section 5(a) shall not prevent the Company or any of its Affiliates or Associates from (i) communicating publicly any and all terms and conditions of this Agreement, (ii) responding to any public statement or announcement made by any of the Defendants or their Affiliates or Associate that was made in breach of Section 5(b) below or (iii) if solicited by a person not a Party to this Agreement, making objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of any Defendant and/or Defendants’ Affiliate or Associate (or their respective current or former Representatives) occurring after the Effective Date. For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by the Company if such public statement or announcement is made by (X) an executive officer or a member of the Board (other than the New Director or a Replacement Director) or (Y) an employee or Representative of the Company authorized to make such statement or announcement on behalf of the Company.

(b)          During the Standstill Period, no Defendant and no Affiliate or Associate of any Defendant, shall in any manner, directly or indirectly, in any capacity or manner, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or public announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts, or other persons, that constitutes an ad hominem attack on or otherwise disparages, defames, libels or slanders the Company, any of its Affiliates or Associates, or any of their respective successors or current or former members, partners, officers, directors or employees; provided, that, the limitations set forth in this Section 5(b) shall not prevent any Defendant or Defendants’ Affiliates or Associates from (i) communicating publicly any and all terms and conditions of this Agreement, (ii) responding to any statement made by the Company or any of its Affiliates, Associates, or Representatives that was made in breach of Section 5(a) above or (iii) if solicited by a person not a Party to this Agreement, making objective statements that reflect the Defendant’s view with respect to factual matters concerning specific acts or determinations of the Company or any of its Affiliates or Associates (or their respective current or former Representatives) occurring after the Effective Date. For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by a Defendant or an Affiliate or Associate thereof if such public statement or announcement is made by (W) an AB Value partner or executive officer; (X) Bradley Radoff; (Y) Mary Bradley; or (Z) an employee or Representative of any Defendant authorized to make such statement or announcement on behalf of such Defendant.

6.	Public Announcements

(a)          Promptly following the execution of this Agreement, and, no later than two (2) business days following the Effective Date, the Company shall file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement (the “Public Filing”). The Company and the ABV-Radoff Defendants shall mutually agree to any summary description of this Agreement used to describe this Agreement in the Public Filing. The Company shall provide the ABV-Radoff Defendants with a reasonable opportunity to review and comment on the Public Filing prior to it being filed with the SEC and consider in good faith any comments of the ABV-Radoff Defendants. Prior to the issuance of the Public Filing, neither the Company nor the ABV-Radoff Defendants nor any of their respective Affiliates or Associates shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. Neither the Company nor the ABV-Radoff Defendants nor any of their respective Affiliates or Associates shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Public Filing, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party; provided, however, that unless prohibited under applicable law, such Party must provide written notice to the other Party at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 6, and reasonably consider any comments of such other Party. For the avoidance of doubt, this Section 6 will not apply in connection with any actual or threatened Legal Proceeding to enforce the terms of this Agreement.

(b)          No later than two (2) business days following the Effective Date, each of the ABV-Radoff Defendants shall file with the SEC a Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to the Public Filing. The Schedule 13D shall be consistent with the terms of this Agreement. Each of the ABV-Radoff Defendants shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D prior to being filed with the SEC and consider in good faith any comments of the Company.

7.	Representations

(a)          Radoff hereby represents and warrant to each of the other Parties that he Beneficially Owns shares of Common Stock, totaling, in the aggregate, 621,600 shares, or approximately 9.96%, of the Common Stock outstanding as of the Effective Date.

(b)          Berger and AB Value, jointly and severally, each represent and warrant to the Company, Radoff, and Bradley that they and their Affiliates Beneficially Own (as defined below) shares of Common Stock, totaling, in the aggregate, 477,847 shares, or approximately 7.7%, of the Common Stock outstanding as of the Effective Date.

(c)    Each of the Parties represents and warrants to the other Party that: (a) such Party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed, and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (c) this Agreement will not result in a violation of or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) any terms or conditions of any agreements to which such person is a party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

(d)    Each Party represents and warrants that it has not relied on any statement or representation by any other Party other than the express representations contained herein.

8.	ABV-Radoff Defendants Representative

The ABV-Radoff Defendants hereby appoint, authorize, and empower Radoff (the “ABV-Radoff Defendants Representative”) to act as a representative, exclusive agent, and attorney-in-fact for the ABV-Radoff Defendants in connection with this Agreement, which shall include the power and authority:

(a)    to name a New Director and/or a Replacement Director;

(b)    to execute and deliver any contract, certificate, or other document in connection with this Agreement;

(c)    to execute and deliver waivers and consents in connection with this Agreement;

(d)    to enforce and protect the rights and interests of the ABV-Radoff Defendants and to enforce and protect the rights and interests of ABV-Radoff Defendants under or related to this Agreement; and

(e)    to refrain from enforcing any right of any of the ABV-Radoff Defendants under or related to this Agreement.

9.	Confidentiality / Board Communication

The ABV-Radoff Defendants acknowledge and agree that the Company’s directors (including the New Director) shall be subject to confidentiality obligations under Delaware law and under the Company Organizational Documents, and the Policies, and shall have access to information concerning the Company that constitutes confidential information (including material non-public information under applicable federal and state securities laws), and the Company’s directors (including the New Director) may not be able to share any such confidential information (including material non-public information) pursuant to such confidentiality obligations with the ABV-Radoff Defendants or any Third Party without the Company’s prior written consent, which consent may be withheld by the Company in its sole discretion. The ABV-Radoff Defendants acknowledge and agree that this Agreement does not create any obligation for the Company or its directors to share any information with the ABV-Radoff Defendants that is not shared with the Company’s other stockholders. The ABV-Radoff Defendants acknowledge and agree that all communications with the Company’s independent directors regarding the Company shall be made through (a) the Company Secretary, (b) the Chair of the Board, or (c) the entire Board.

10.	Remedy

The Parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, without prejudice to any other rights and remedies otherwise available to the Parties under this Agreement, the other Party shall be entitled to specific performance of this Agreement, including, but not limited to, interim and/or emergency injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of posting a bond or other security. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching Party.

11.	Governing Law; Jurisdiction; Attorneys’ Fees and Costs

The Parties agree that any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the state courts of the State of Delaware or, if such courts shall not have jurisdiction, any federal court sitting in the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts sitting in the State of Delaware, and EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY, (d) agrees to waive any bonding requirement if such a waiver is enforceable under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by certified mail, signature required, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

In addition to any relief, order, or judgment that is entered by a court with respect to any Legal Proceeding resulting from or arising out of this Agreement, any and all Parties found to be the substantially losing party(-ies) in any legal action shall be required, jointly and severally, to pay the reasonable attorneys’ fees and costs of any Party(-ies) determined to be the substantially prevailing party. In the context of this Agreement, reasonable attorneys’ fees and costs shall include, but not be limited to, the actual and documented: (i) legal fees and costs, the fees and costs of witnesses, accountants, experts, and other professionals, and any other forum costs incurred during, or in preparation for, a legal action; (ii) all of the foregoing whether incurred before or after the initiation of the proceeding, and (iii) all such fees and costs incurred in obtaining specific performance including, but not limited to, injunctive relief. It is understood that time entries that may appear in the billing records of such Party’s legal counsel may be redacted to protect attorney-client or work-product privilege, and this will not prevent recovery for the associated billings (and if necessary, the court may require that such records be submitted to the court for in camera review).

12.	No Waiver

No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.	Entire Agreement

This Agreement contains the sole and entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter. This Agreement may be amended only by an agreement in writing executed by the Company, on one hand, and the ABV-Radoff Representative, on the other; provided that any amendment of this Agreement adversely affecting Bradley or any of her present or future Affiliates or Associates, representatives, agents, attorneys, trustees, successors, or assigns, shall also be signed Bradley.

14.	Notices

All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given, if (a) given by email, on the date sent by email (with email or telephonic confirmation of receipt) if sent during normal business hours of the Company, or on the next business day if sent after normal business hours of the Company, or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

Rocky Mountain Chocolate Factory, Inc.

265 Turner Drive, Durango, Colorado 81303

Attention: Robert J. Sarlls

Email: RobSarlls@rmcf.net

With a copy to (which shall not constitute notice):

Venable LLP, 750 East Pratt Street, Suite 900,
Baltimore, Maryland 21202

Attention: W. Bryan Rakes and Kostas D. Katsiris

Email: WBRakes@Venable.com and KDKatsiris@Venable.com

If to the Defendants:

Bradley L. Radoff

2727 Kirby Dr., Unit 29L, Houston, Texas 77098

Email: brad@fondrenlp.com

AB Value Management LLC

208 Lenox Ave., # 409, Westfield, New Jersey 07090

Attention: Andrew Berger

Email: Andrew@abvalue.com

Mary Bradley

103 E. St. Andrew’s Place

Newtown, Pennsylvania 18940

Email: mrbradley103@gmail.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas New York, New York 10019

Attention: Ryan P. Nebel and Rebecca L. Van Derlaske

Email: rnebel@olshanlaw.com and rvanderlaske@olshanlaw.com

Vinson & Elkins LLP

114 Avenue of the Americas, 32nd Floor New York, New York 10036

Attention: Lawrence S. Elbaum

Email: lelbaum@velaw.com

Morris Nichols Arsht & Tunnell

1201 North Market Street, 16th Floor, PO Box 1347,

Wilmington, Delaware 19899-1347

Attention: Kenneth J. Nachbar

Email: knachbar@morrisnichols.com

15.	Severability

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16.	Counterparts

This Agreement may be executed in two (2) or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which are hereby deemed an original and all of which together shall constitute a single agreement.

17.	Successors and Assigns

This Agreement shall not be assignable by any of the Parties to this Agreement without prior written consent of the other Parties, provided that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale, or otherwise. This Agreement, however, shall be binding on and inure to the benefit of successors and permitted assignees of the Parties hereto.

18.	No Third-Party Beneficiaries

This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns and is not enforceable by any other persons.

19.	Fees and Expenses

Other than as described in Section 11 above, each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the ABV-Radoff Defendants for their expenses in connection with such matters in the amount of one million and seventy-five thousand dollars ($1,075,000.00). Such reimbursement shall be remitted to the ABV-Radoff Defendants Representative no later than five (5) business days after the Effective Date.

20.	Termination

(a)    This Agreement is effective as of the date hereof and shall remain in full force and effect until the date that is earliest of (i) the end of the Standstill Period, and (ii) five days after a Party that has Materially Breached this Agreement receives notice from the non-breaching Party providing notice of termination of this Agreement. For avoidance of doubt, none of the ABV-Radoff Defendants may claim that a breach by another of the ABV-Radoff Defendants gives the first ABV-Radoff Defendant any right to terminate this Agreement.

(b)    The provisions of Section 10 through Section 21 shall survive the termination of this Agreement. No termination pursuant to this section shall relieve any Party from liability for any breach of this Agreement prior to such termination.

21.	Certain Definitions

For purposes of this Agreement, the terms:

(a)    “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, provided, that any references to “Associate” herein shall be deemed to be preceded by the word “controlled.”

(b)    “Beneficial Ownership” and “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Exchange Act.

(c)    “Bylaws” means the Company’s Second Amended and Restated Bylaws, as may be amended from time to time.

(d)    “Materially Breached” means a material breach by the applicable Party of its material obligations under this Agreement which is not cured within fifteen (15) days after receipt by the applicable Party of written notice from the other Party specifying the material breach and reasonably required cure thereof.

(e)    “person” or “persons” shall mean any individual, corporation (including not-for- profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature.

(f)    “Representatives” of a person shall mean such person’s directors, officers, partners, employees, members, or agents (acting in such capacity).

(g)    “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

22.	Interpretation and Construction

Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of both of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the Effective Date.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Robert J. Sarlls
Robert J. Sarlls
Chief Executive Officer

AB VALUE PARTNERS, LP

By:	AB Value Management LLC
General Partner

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Manager

AB VALUE MANAGEMENT LLC

By:	/s/ Andrew T. Berger
Name:	Andrew T. Berger
Title:	Manager

/s/ Andrew T. Berger
Andrew T. Berger

Bradley L. Radoff
Bradley L. Radoff

/s/ Mary Bradley 12.14.22
Mary Bradley

Exhibit A

2021 Lawsuit Stipulation of Dismissal with Prejudice

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

AB VALUE PARTNERS, LP and AB

VALUE MANAGEMENT LLC,

                 Plaintiffs,

v.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., BRYAN J. MERRYMAN, RAHUL MEWAWALLA, FRANKLIN E. CRAIL, BRETT P. SEABERT, and JEFFREY R. GEYGAN,

                Defendants.

C.A. No. 2021-0819-LWW

STIPULATION OF DISMISSAL WITH PREJUDICE

Pursuant to Court of Chancery Rule 41(a)(1)(ii), Plaintiffs AB Value Partners, LP and AB Value Management LLC and Defendants Rocky Mountain Chocolate Factory, Inc., Bryan J. Merryman, Rahul Mewawalla, Franklin E. Crail, Brett P. Seabert, and Jeffrey R. Geygan, by and through their undersigned counsel, hereby stipulate and agree that the above-captioned action and all claims asserted therein are dismissed with prejudice. Each party shall bear its own fees and costs.

[Signature Blocks and Date]

Exhibit B

2022 Lawsuit Stipulation of Dismissal with Prejudice

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., Plaintiff, v. BRADLEY L. RADOFF, ANDREW T. BERGER, AB VALUE PARTNERS, L.P., AB VALUE MANAGEMENT LLC, and MARY BRADLEY, Defendants.	C.A. No. 2021-0819-LWW

STIPULATION OF DISMISSAL WITH PREJUDICE

Pursuant to Court of Chancery Rule 41(a)(1)(ii), Plaintiff Rocky Mountain Chocolate Factory, Inc., and Defendants Bradley L. Radoff, Andrew T. Berger, AB Value Partners, L.P., AB Value Management LLC, and Mary Bradley, by and through their undersigned counsel, hereby stipulate and agree that the above-captioned action and all claims asserted therein are dismissed with prejudice. Each party shall bear its own fees and costs.

[Signature Blocks and Date]

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